2022 Annual Incentive Plan

1.    Purpose
Mechanics Bank (the “Bank”) is the sponsor of this 2022 Annual Incentive Plan (“AIP” or the “Plan”). The Plan has been designed to create alignment and reward performance in a direct and competitive manner annually based upon the Bank’s financial and individual performance. Incentive opportunities are structured to reward Participants (as defined below) for their contributions to the successful achievement of the Bank and personal goals and to share the Bank’s success with Participants.
This Plan includes the Bank and any of its subsidiaries employees (each, a “Participant”) in certain departments (each a “Shared Service”) and business units (each a “Business Unit”). For purpose of this Plan, “Executive Officers” shall mean the Chief Executive Officer, Chief Financial Officer, Chief Credit Officer, Chief Banking Officer, Chief Operating Officer, Chief Commercial Banking Officer, Chief Executive Officer of Mechanics Bank Auto Finance, Chief Human Resources Officer, Chief Compliance Officer, Director of Retail Banking, Director of Wealth Management, Director of Marketing and Communications, and General Counsel.
2.    Approval and Administration
The Plan has been approved by the Compensation Committee of the Board of Directors of the Bank (the “Board”), is administered by the Compensation Committee of the Board (or if there is not Compensation Committee, the Board or such other committee delegated thereto by the Board, as applicable, the “Committee”) and shall remain in effect until such time as it shall be terminated by the Committee as provided in Section 13 (Amendment and Termination) below.
The Committee shall have the absolute discretion to determine if any given Participant has met the requirements necessary to receive a payment and the amount of the payment. The Committee shall have full power and authority to construe, interpret and administer the Plan. All decisions by the Committee shall be final, conclusive and binding upon all parties. At any time prior to the date the awards are paid, the Committee reserves the right to adjust any elements or goals of the Plan.
The Chief Executive Officer of the Bank will recommend to the Committee the eligibility and participation in the Plan, approval of Performance Measures (as defined below), Performance Measure weights, and approval of Awards (as defined below) under the Plan for Executive Officers of the Bank, other than the Chief Executive Officer of the Bank. The eligibility, Performance Measures, Performance Measure weights and Awards for the Chief Executive Officer of the Bank shall be determined solely by the Committee. The Chief Executive Officer also shall recommend to the Committee one or more target incentive pools for Participants other than Executive Officers. The Chief Executive Officer shall have authority to approve the allocation of the target incentive pool among the Participants other than Executive Officers based upon Performance Measures and Performance Measure weights. In comparing the Bank’s actual performance against performance goals, the Committee, in its absolute discretion, may exclude from such comparison any extraordinary or non-recurring gains, losses, charges, or credits that appear on the Bank’s books and records as it deems appropriate.
Performance Measures, achievement levels and Awards may be adjusted only upon approval (i) by the Committee for Executive Officers or (ii) subject to such adjustment not exceeding the target incentive pool approved by the Committee, by the Chief Executive Officer for Participants other than Executive Officers. It is anticipated that such adjustments will be made infrequently and only in the most extraordinary circumstances.
3.    Eligibility
To be eligible to participate in the Plan, an employee must be: (a) a regularly scheduled full-time or part-time non-commission based Bank employee who is not eligible to participate in another Bank or business unit incentive plan such as a lending, auto, commission, or other incentive pay

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plans and who was hired on or prior to October 1 of the performance year or (b) a former regularly scheduled full-time or part-time non-commission based Bank employee who was not eligible to participate in another Bank or business unit incentive plan whose employment terminated due to death, disability, or retirement during the twelve (12) months immediately preceding the date of the Award, and who nevertheless was selected to receive an Award as provided in Section 6 (Payment of Awards) below. Awards will be prorated as determined by HR for less than full-year employment. The Chief Executive Officer shall have discretion with regard to customizing goals, measurements and/or values in order to address any unique responsibilities of individual Participants that are not Executive Officers.
The Committee may elect to reduce or eliminate awards for a Participant whose individual performance is unsatisfactory, regardless of the Bank’s or business group’s performance. Unsatisfactory personal performance shall be determined by the Bank in its absolute discretion and may include, but only as examples and not as an exhaustive list, such factors as criminal misconduct, poor production performance (e.g., volume, errors), poor credit management, poor account management, poor behavior, failure to adhere to Bank policies and procedures, failure to abide by Bank compliance standards, poor audits, failure to control or monitor risk, or other relevant factors.
If, at or before an award is paid, a Participant violates the Bank’s Code of Conduct (the “Code”) or a Bank policy, engages in fraudulent conduct, or any other act that results in the Participant not being in good standing, the Participant may be determined to be ineligible for an Award under this Plan. Further, the Bank reserves the right to suspend payment of an Award pending any misconduct investigation that is determined could impact a Participant’s eligibility for an Award. Continued participation in the Plan is dependent upon the Participant remaining an employee in good standing. Good standing includes, but is not limited to, consistent compliance with the Company’s policies, procedures and practices, as well as with applicable laws and regulations.
To qualify for an Award, a Participant must have a satisfactory performance rating and not be in a formal disciplinary status. If an adverse performance rating is assigned to the Participant, the Participant may be determined to be ineligible for an Award under this Plan.
An Award shall not be based upon Performance Measures that would encourage a Participant to take any unnecessary and excessive risks that threaten the value of the Bank.
4.    Plan Model
In accordance with Section 2, Participant tiers and payment, if any, shall be based on the overall performance of the Bank during a performance period. Tiers, Performance Measures, Performance Weights, and target incentive Pool calculations are set forth on Addendum A. A performance period will be January 1 through December 31 of each calendar year. Performance Measures shall not be based on any individual performance measurements applicable to a Participant involved principally in selling a Bank product or service, such as sales goals.
A target bonus percentage and tier based on job level for each Participant will be set forth in documentation maintained by the Human Resources department, and is generally expressed as a percentage of base salary.
Achievement level payouts are set forth on Addendum B.
The Plan for Shared Services is pool (“Pool”) funded at each manager (“Manager”) or department (“Department”) level and his or her direct reports (“Team”), as applicable.

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The Plan for Business Units is Pool funded at the Business Unit level. Individual awards (“Awards”) are proposed by the Business Unit’s management (subjected to the approvals outlined above).
5.    Payment of Awards
Awards will be paid during the first pay period in which the Award can reasonably be calculated after review of achievement against the Performance Measures and approval by the CEO, CFO, Committee, and HR. Factors for awards include a participant’s base pay, incentive bonus percent, Bank, Business Unit and Individual performance, and management discretion.
In addition to all other eligibility provisions described herein, unless otherwise stated in the Participant’s written offer of employment, Awards for Participants who commence employment after the beginning of a calendar year and who, therefore, are Participants for less than a full calendar year will be based on an actual performance during the calendar year and will be prorated based on Participant’s date of hire. No individual Participant Award can exceed 200% of his or her target bonus percentage.
Participants must be actively employed by the Bank on the date the Award payments are made. Thus, Participants whose employment terminates before the Award payment date shall forfeit the Award. Nevertheless, based on the Bank’s absolute discretion, Participants whose employment terminates due to death, disability, retirement, or job elimination after the Plan year but before the payment date may receive an Award, to be determined and paid according to the Plan’s normal procedures. All Awards that are paid shall be final.
The Bank will withhold from any amounts payable under this Plan all federal, state, city, and local taxes as shall be legally required as well as any other amounts authorized or required by employer policy including, but not limited to, withholding for garnishments and judgments or other court orders.
Except as otherwise required by law, incentive compensation under this Plan shall not be included or considered in determining any benefits under any pension, retirement, profit sharing, group insurance, or other benefit plan that may or may not exist.
6.    No Right of Assignment; Designation of Beneficiary; Third Party Beneficiaries
No right or interest of any Participant in the Plan is assignable or transferrable. No payment under this Plan shall be subject in any manner to sale, transfer, alienation, assignment, pledge, encumbrance or attachment, and any attempt so to sell, transfer, alienate, assign, pledge, encumber or attach shall be void ab initio.
A Participant may designate a beneficiary or beneficiaries who, in the event of the Participant’s death prior to the payment of any Award earned hereunder, shall receive such payment when due under the Plan. The Participant may at any time change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is made in writing on a form provided by the Bank, signed by the Participant and received by the Bank. In the event of a Participant’s death after the end of the Plan year but before the payment date, the payment will be made to the beneficiary(ies) designated on the life insurance that participant receives through the Bank, or, if the Participant has not designated a beneficiary, to the Participant’s estate unless prohibited by law.
Except for a beneficiary designated by a Participant, as provided in this section, no provision of this Agreement shall confer upon any Person other than the parties hereto any rights or remedies hereunder.

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7.    No Right of Employment
This Plan shall not be deemed to create a contract of employment between the Bank and any Participant and shall create no right in any participant to continue in the Bank’s employ for any specific period of time, or to create any other rights by any Participant or any other obligations on the part of the Bank. Participants shall continue to be at-will employees of the Bank.
8.    Benefits Unfunded and Unsecured
The rights of a Participant, or any designated beneficiary of the Participant, shall be solely those of an unsecured general creditor of the Bank, and the Bank’s obligation shall be an unfunded and unsecured promise to pay.
9.    Clawback
In the event that the Committee determines that a Participant was provided excess incentive compensation under this Plan, in whole or in part, based on the statements of earnings, gains, or other criteria that are later proven to be materially inaccurate and/or the subject of a restatement, or if the Committee determines that a Participant engaged in intentional financial accounting misconduct such that the Participant should disgorge any Award proceeds attributable to such misconduct, the Committee shall be entitled to recover any or all amounts that were paid under to the Plan to any such Participant and/or enforce the repayment through the reduction or cancellation of future incentive compensation to such Participant, as permitted by applicable law.
10.    Governing Law
The Plan and all rights created under the Plan shall be governed, construed and administered in accordance with Federal and California law as applicable. This Plan is intended to be exempt from Internal Revenue Code Section 409A (“Section 409A”) under the short-term deferral rule (as defined under Section 409A). The Bank does not guarantee or warrant the tax consequences of any payment or other distribution under the Plan, and the Participant or his or her beneficiaries shall in all cases be liable for any taxes due with respect to the Plan.
11.    Discretionary Plan
As a discretionary Plan, awards paid under this Plan are impacted by the overall performance in comparison with the Bank’s annual budget. Based on the Bank’s overall results, adjustments may be made to the overall size of the Bank’s annual incentive pools.
The Award amounts, requirements, timing and payment of any Award are at the sole discretion of the Bank.
12.    Amendment and Termination
The Committee reserves the right to change, amend, modify, suspend, continue or terminate in whole or in part at any time without notice, including modification of employees eligible to participate in the Plan at their discretion. No incentive awards shall be made under the Plan after termination of the Plan. No amendment or termination of the Plan, however, shall reduce an Award that has already been awarded to a Participant. No oral amendment or representation shall modify or amend any provision of this Plan document.

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Addendum A
The Components available under the Plan include:
    Bank Performance
    Business Unit Performance, as applicable
    Individual Performance
Business Units

	Bank Performance	Business Unit Performance	Individual (Discretionary) Performance
Executive	40%	40%	20%
Manager	35%	35%	30%
Individual Contributor	25%	25%	50%

Each Business Unit target incentive pool is calculated by aggregating the target bonus for each Participant. The target incentive pool is equal to the base salary multiplied by the target bonus percentage for each individual within the Business Unit multiplied by the weighted achievement factors.
Shared Services

	Bank Performance	Business Unit Performance	Individual (Discretionary) Performance
Executive	80%	-	20%
Manager	70%	-	30%
Individual Contributor	50%	-	50%

The Business Unit Performance Measure for Shared Services is not applicable. Each Shared Service target incentive Pool is calculated by aggregating the target bonus for each Participant in the Manager Team or Department level. The Pool is equal to the base salary multiplied by the target bonus percentage for each Participant in the Manager Team or Department level, as applicable (pro-rated as necessary) multiplied by the weighted achievement factors.

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Addendum B
Each Performance Measure will include a threshold level of achievement that must be met to generate a minimum payout along with a maximum payout level. The threshold, target, and stretch achievement levels are set forth below. For each Performance Measure the payout level for threshold is 50%, the target level payout is 100%, and the stretch level payout is 150%.
The maximum pool is 150% of the target incentive pool, notwithstanding one or more Performance Measures exceeding a payout level of 150%. When actual performance is between threshold and target or target and stretch scenarios, the payout is interpolated in a formulaic manner.
When actual performance is below threshold, the payout is 0%. The Committee shall have the absolute discretion to determine if any payment is awarded and the amount of the payment.

Performance Measures	Threshold (50% Payout)	Target (100% Payout)	Stretch (150% Payout)
Bank Performance Actual vs Budget	80%	100%	120%
Business Unit Performance Actual vs Budget	80%	100%	120%

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